Exhibit 99.1

Lordstown Motors Releases Business Updates; Remains on Track to Begin Production of the Lordstown Endurance in September 2021

LORDSTOWN, OH (November 16, 2020) – Lordstown Motors Corp. (Nasdaq: RIDE), (“Lordstown Motors”), a leader in electric light duty trucks focused on the commercial fleet market, today announced recent commercial, operational and strategic developments, as it remains on track to begin production of the Lordstown Endurance, the world’s first full-size, all-electric pickup truck, in September 2021.

With the completion of Lordstown Motors’ business combination and subsequent listing on the Nasdaq occurring after the conclusion of the third quarter of 2020, the company expects to report earnings on a normal schedule commencing with year-end results for 2020. In lieu of providing a more immediate update through an earnings release or conference call, Lordstown Motors has disclosed updates related to demand indicators, production milestones, hiring and facilities, service and internal promotions.

“We continue to make significant progress across all fronts, and we are excited to reveal these developments with the investment community and future customers today,” remarked Steve Burns, Chief Executive Officer of Lordstown Motors.

Notable developments are as follows:

•	Lordstown Motors has received approximately 50,000 non-binding production reservations from commercial fleets for its Lordstown Endurance all-electric pickup truck, with an average order size of approximately 500 vehicles per fleet. This figure does not capture interest the company has received from organizations that are not in position to be able to place pre-orders, such as federal, state and municipal governments, and military fleets. Deliveries of the Lordstown Endurance are expected to begin in September 2021, with full production ramping up throughout 2022.

•	Lordstown Motors is currently building and testing Alpha 2 prototypes of the Endurance, incorporating learnings from the successful Alpha 0 prototype vehicle, as the company continues to prove out its technology. Lordstown Motors is also preparing to build its Beta series prototypes beginning in early 2021 using the production lines at the Lordstown, Ohio plant. The company expects to produce 40 to 50 Beta prototype vehicles, which will be used for crash, engineering and validation testing. The company also expects some of these vehicles may be sent to some initial customers for their feedback. The Lordstown Endurance has already achieved a 5-Star crash test rating via software crash simulation.

•	Lordstown Motors expects to increase its internal headcount to 500 individuals by the end of 2020 and to 1,500 employees by the end of 2021. The company currently employs more than 250 individuals in the areas of manufacturing, engineering, marketing, sales, facilities, human resources, IT, supply chain, accounting and finance. These employees are engineering the Endurance and preparing the plant for mass production. Lordstown Motors has also engaged approximately 150 contractors. Individuals interested in careers with Lordstown Motors Corp. can click here.

•	This week, Lordstown Motors will officially open a satellite research and development center in Farmington Hills, Michigan. This facility will include space for vehicle inspection and benchmarking, as well as labs for testing, validation and prototyping. Lordstown Motors understands that automotive engineering talent in the Detroit area is world-renowned and, with this new R&D Engineering Center, expects to access the deep automotive engineering talent pool and numerous automotive supplier partners that exist in the region.

•	Later this month, Lordstown Motors will open a service center in Irvine, California, in what will be its first service center outside of Ohio. The facility, combined with the company’s mobile service, will enable Lordstown Motors to service commercial users in the southern California region. The company has chosen California as the location for its first service center outside of Ohio due to the favorable regulatory backdrop in the state, which is aggressively promoting more widespread adoption of electric vehicles.

•	Construction has begun on a 700,000 square foot battery pack and hub motor production facility at Lordstown Motors’ 6.2 million square foot Ohio headquarters. Completion of the first stage of this facility is expected in time for Start of Production of the Endurance in 2021. When completed, Lordstown Motors expects the facility to be one of the largest of its kind in the United States.

•	Several senior members of the company’s management team have recently been promoted. These individuals include Rich Schmidt, who has been promoted to President, Shane Brown, who has been promoted to Chief Production Officer, and John Vo, who has been promoted to Vice President of Propulsion. Mr. Schmidt has more than 30 years of extensive automotive production experience, including at several major traditional automotive OEMs and at Tesla, where he was a senior production executive. As President, he will focus on ensuring the company's goals are met and will be responsible for all operational activities and direction of the entire manufacturing process. Mr. Brown has more than 20 years of production experience at traditional OEMs. Mr. Vo has more than 20 years of experience in the production of industrial electronics, including seven years at Tesla, where his last role was Head of Global Manufacturing.

About Lordstown Motors Corp.

Lordstown Motors Corp. is an Ohio-based original equipment manufacturer of light duty fleet vehicles, founded by CEO Steve Burns with the purpose of transforming Ohio's Mahoning Valley and Lordstown, Ohio, into the epicenter of electric-vehicle manufacturing. The company owns the 785 acre, 6.2 million square foot Lordstown Assembly Plant where it plans to build the Lordstown Endurance, believed to be the world's first full-size, all-electric pickup truck designed to serve the commercial fleet market. For additional information visit www.lordstownmotors.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: our limited operating history and our significant projected funding needs; risks associated with the conversion and retooling of our facility and ramp up of production; our inability to obtain orders from customers and potential customers’ inability to integrate our electric vehicles into their existing fleets; our inability to retain key personnel and to hire additional personnel; competition in the electric pickup truck market; our inability to develop a sales distribution network; and the ability to protect our intellectual property rights. Any forward-looking statements speak only as of the date on which they are made, and Lordstown Motors Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts:

Investors

lordstownmotorsIR@icrinc.com

Media

Leigh Harmon

leigh@ottoandfriends.com